Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Pearson plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Pearson plc, Ordinary Shares, nominal value of 25 pence each(1)	Other	34,465,167	$12.81	$441,326,463.44	0.00014760	$65,139.79(3)

Total Offering Amounts					$441,326,463.44		$65,139.79

Total Fees Offsets							—

Net Fee Due							$65,139.79

(1)

Under certain circumstances, shares may be issued in the form of American Depositary Shares. A registration statement on Form F-6 (File No. 333-129599) is effective with respect to the American Depositary Shares represented by American Depositary Receipts issuable on a one-for-one basis for the Pearson plc Ordinary Shares registered hereby upon deposit of such Ordinary Shares.

(2)

Covers shares under the Pearson plc Employee Stock Purchase Plan (4,800,000 shares), and the Pearson Long Term Incentive Plan (2020) (29,665,167 shares) (the “Plans”) and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares which may be offered and issued pursuant to the Plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the registration fee for shares to be issued pursuant to the Plans are based on the reported average of the high and low prices for the American Depositary Shares representing the Pearson plc Ordinary Shares, on the New York Stock Exchange on March 11, 2024.